Exhibit 99.1

Mercury Financial LLC

Consolidated Financial Statements

December 31, 2024

grant thornton llp

2001 Market St., Suite 800

Philadelphia, PA 19103-7065

D    +1 215 561 4200

F    +1 215 561 1066

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Member

Mercury Financial LLC

Opinion

We have audited the consolidated financial statements of Mercury Financial LLC (a Delaware limited liability company) and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 28, 2025

Mercury Financial LLC
Consolidated Balance Sheets
(Dollars in thousands)

	December 31,	December 31,
	2024	2023
Assets
Cash and restricted cash
Cash and cash equivalents	$66,908	$44,640
Restricted cash	27,650	50,757
Total Cash and restricted cash	94,558	95,397

Loans
Loan receivables	3,362,445	3,286,743
Allowance for credit losses	(388,449)	(358,679)
Loan receivables, net	$2,973,996	$2,928,064

Software, net	14,320	12,610
Goodwill	48,409	48,409
Intangibles, net	31,120	35,093
Right of use assets	1,326	2,443
Other assets	13,058	18,127
Total Assets	$3,176,787	$3,140,143

Liabilities
Accounts payable and accrued liabilities	$61,452	$100,533
Accrued interest payable	7,599	7,149
Borrowings, net	2,887,494	2,809,129
Rewards liability	38,420	39,359
Lease liabilities	1,447	2,660
Other liabilities	10,030	9,850
Total Liabilities	3,006,442	2,968,680

Member's Equity	170,345	171,463
Total Liabilities and Member's Equity	$3,176,787	$3,140,143

The accompanying notes are an integral part of these consolidated financial statements.

Mercury Financial LLC
Consolidated Statements of Operations
(Dollars in thousands)

For the Years ended	December 31,	December 31,
	2024	2023

Interest income	$795,148	$696,256
Interest expense	283,984	207,031

Net interest income	511,164	489,225

Provision for credit losses	521,838	412,619

Net interest (loss) income after provision for loan losses	(10,674)	76,606

Non-interest income
Late fees	36,660	40,233
Interchange fees, net	14,401	12,388
Other non-interest income	14,199	12,392
Total non-interest income	65,260	65,013

Non-interest expense
Compensation	55,339	62,312
Marketing	7,691	28,706
Legal and professional	16,154	14,559
Amortization of intangibles	3,973	3,973
General and administrative	68,873	63,939
Other expenses	31,560	34,458
Total non-interest expense	183,590	207,947

Net Loss	$(129,004)	$(66,328)

The accompanying notes are an integral part of these consolidated financial statements.

Mercury Financial LLC
Consolidated Statement of Changes in Member's Equity
(Dollars in thousands)

Balance at January 1, 2023	$183,685

Cumulative effect from change in accounting principle (CECL)	(31,045)
Investment by Mercury Financial Intermediate LLC	97,575
Return of capital to Mercury Financial Intermediate LLC	(12,424)
Net loss	(66,328)

Balance at December 31, 2023	$171,463

Investment by Mercury Financial Intermediate LLC	150,370
Return of capital to Mercury Financial Intermediate LLC	(22,484)
Net loss	(129,004)

Balance at December 31, 2024	$170,345

The accompanying notes are an integral part of these consolidated financial statements.

Mercury Financial LLC
Consolidated Statements of Cash Flows
(Dollars in thousands)

For the Years ended	December 31,	December 31,
	2024	2023
Cash Flows from Operating Activities
Net Loss	$(129,004)	$(66,328)
Adjustments to reconcile net loss to net cash provided by operating activities
Amortization of intangibles	3,973	3,973
Depreciation and amortization	45,857	35,100
Provision for credit losses	521,838	412,619
Changes in operating assets and liabilities
Other assets	4,851	(2,937)
Rewards liability	(939)	3,386
Accounts payable and accrued liabilities	(3,084)	6,174
Accrued interest payable	450	2,698
Other liabilities	86	1,089
Net cash provided by operating activities	444,027	395,774
Cash Flows from Investing Activities
Purchase of software	(7,371)	(7,088)
Change in loans, net	(631,706)	(971,857)
Net cash used in investing activities	(639,077)	(978,945)
Cash Flows from Financing Activities
Proceeds from secured credit facilities	2,064,000	1,699,002
Payments on secured credit facilities	(1,988,242)	(1,170,502)
Investment by Mercury Financial Intermediate LLC	150,370	97,575
Return of capital to Mercury Financial Intermediate LLC	(22,484)	(12,424)
Unsecured borrowings	1,928	1,990
Payment of financing costs	(11,360)	(9,944)
Net cash provided by financing activities	194,211	605,697
Change in cash and cash equivalents	(839)	22,526
Cash and Cash Equivalents and Restricted Cash, at beginning of year	95,397	72,871
Cash and Cash Equivalents and Restricted Cash, at end of year	$94,558	$95,397
Supplemental Cash Flow Information
Interest paid	283,534	205,778
Non-cash Investing and Financing Activities:
Change in amount due to funding partner for loan receivables	(35,997)	3,443

The accompanying notes are an integral part of these consolidated financial statements.

Mercury Financial LLC
Notes to Consolidated Financial Statements
December 31, 2024

Note 1. Organization

Description of Business and Basis of Presentation

Mercury Financial LLC is a Delaware limited liability company established on October 11, 2017, as the main operating company for its ultimate parent company Mercury Financial Holdings LLC. Mercury Financial LLC changed its name from CreditShop LLC on October 1, 2020. Mercury Financial LLC is a wholly owned subsidiary of Mercury Financial Intermediate LLC. At December 31, 2024, its subsidiaries included:

●	Mercury Financial Transferor LLC
●	Mercury Financial Credit Card Master Trust

Mercury Financial LLC and its subsidiaries (collectively, the “Company”) operate in the consumer finance industry, providing credit card loans to customers.

The accompanying consolidated financial statements as of and for the year ended December 31, 2024 include the accounts of Mercury Financial LLC and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Note 2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company have been presented on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP").

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make certain estimates. Actual results could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein. The significant estimates include the allowance for credit losses, credit card rewards liability, purchased credit card relationships (“PCCR”), and fair value of financial instruments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed the Federal Deposit Insurance Corporation (“FDIC”) limit of $250,000 per respective financial institution. Cash in excess of the FDIC limit is not insured by the FDIC. The Company believes it mitigates this risk by placing its cash with high credit quality financial institutions.

Restricted Cash

Restricted cash represents cash held at third-party banks under the terms of various secured financing agreements and is released from restriction upon making payments on the related secured financing agreements as detailed in the terms of the agreements.

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

Loans

The accounting and measurement framework for loans differs depending on the loan classification, whether the loans are originated or purchased, and whether purchased loans were acquired at a discount due to evidence of credit deterioration since the date of origination. Upon origination or purchase, the Company classifies loans as held for investment or held for sale based on management’s intent and ability with regard to the loans, which may change over time.

Loans that the Company has the ability and intent to hold for the foreseeable future and loans associated with secured borrowings are classified as held for investment. The Company’s credit card portfolio consists of loans held for investment. All credit card loans are reported at their amortized cost, which is the outstanding principal balance, net of any unamortized deferred fees and costs, and unamortized premiums and discounts. Credit card loans also include billed finance charges and fees, net of the estimated uncollectible amount.

Interest income is recognized on loans held for investment on an accrual basis. The Company defers loan origination fees and direct loan origination costs on credit card loans and amortizes these amounts on a straight-line basis over a 12-month period.

Purchased Loans

All purchased loans, including loans transferred in a 2017 business combination, were initially recorded at fair value. In accordance with the applicable authoritative accounting guidance, to determine the fair value of loans at acquisition, the Company estimated discounted contractual cash flows due, including prepayments, using an observable market rate of interest, when available, adjusted for factors that a market participant would consider in determining fair value. At acquisition, all loans were classified as loans held for investment.

Delinquent and Nonperforming Loans

The entire balance of a loan is considered contractually delinquent if the minimum required payment is not received by the first statement cycle date equal to or following the due date specified on the customer's billing statement. Delinquency is reported on loans that are more than 30 days past due.

Charge-offs

The Company charges off loans as a reduction to the allowance for credit losses when it determines the loan is uncollectible and records subsequent recoveries of previously charged-off amounts as an increase to the allowance for credit losses.

The Company generally charges off any credit card loans, including any accrued fees and charges once the account has been classified as delinquent for 180 days. Bankrupt credit card accounts are charged off 60 days after the receipt of the bankruptcy notification, if earlier than 180 days delinquent. Accounts of deceased customers are reviewed for settlement through estates or other parties and are charged off when they are deemed uncollectible, if earlier than 180 days delinquent.

Allowance for Credit Losses

ASC 326 Financial Instruments – Credit Losses is the standard using Current Expected Credit Losses (CECL) to calculate the Allowance for Credit Losses (ACL) and was adopted by the Company on January 1, 2023. The previously incurred loss methodology is replaced with an expected loss methodology measuring financial asset losses, which does not include unbilled interest, over the expected life of the asset at amortized cost.

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

The Company’s CECL modeling process includes using the Probability of default/Loss given default cash flow model. The process combines a significant set of historical data across banks and thrift institutions dating back to 2005 aligning with historical loss rates by FICO bands. Once the Company has sufficient historical data of its own, then the respective set of internal data will be used. Three different scenarios are created to calculate the reserve. For each of the base, adverse, and severely adverse scenarios cash flow forecasts are developed and the expected credit losses are discounted to their present value at the applicable credit spread. A regression model is used to assist in applying a reasonable and supportable forecast for the adverse and severely adverse scenarios. Once the base reserve level is established, then more risky scenarios are calculated driven by the Federal Reserve Comprehensive Capital Analysis and Review (“CCAR”) of unemployment rates, regressed to credit card loss rates. The significant inputs or judgements used are expected life of loan, historical loss rates by FICO score, expected recovery rates, and qualitative factors that are considered in weighting the scenarios. The life of loan estimate is 8 quarters.

The qualitative factors that are used in probability weighting the scenarios are the following:

-	The institution’s lending policies and procedures, including changes in underwriting standards and practices for collections, write-offs, and recoveries
-

Actual and expected changes in international, national, regional, and local economic and business conditions and developments in which the institution operates that affect the collectability of financial assets

-	The nature and volume of the institution’s financial assets
-	The experience, ability, and depth of the institution’s lending, investment, collection, and other relevant management and staff
-	The volume and severity of past due financial assets, the volume of nonaccrual assets, and the volume and severity of adversely classified or graded assets
-	The quality of the institution’s credit review function
-	The existence, growth, and effect of any concentrations of credit
-	The effect of other external factors such as the regulatory, legal and technological environments; competition; and events such as natural disasters

Software, Net

The Company capitalizes certain costs related to the development of its internal software platform. Costs incurred during the application development phase are capitalized only when the Company believes it is probable the development will result in new or additional functionality. The types of costs capitalized during the application development phase include employee compensation, as well as consulting fees for third-party developers working on these projects. Costs related to the preliminary project stage and post-implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over the estimated useful life of the asset. When internal-use software that was previously capitalized is abandoned, the cost less the accumulated amortization, if any, is recorded as amortization expense. Fully amortized capitalized internal-use software costs are removed from their respective accounts. The Company also purchases software which is depreciated on a straight-line basis over a five-year period.

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

Goodwill

Goodwill is initially recorded as the excess of the cost of an acquired entity over the fair value of net assets acquired. The Company measures its goodwill for impairment on an annual basis or when events indicate that goodwill may be impaired. The Company first assesses qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Based on the results of the qualitative assessment, the Company then determines whether it needs to calculate the fair value of the reporting unit as part of the first step of the two-step goodwill impairment test. The goodwill impairment test two-step process requires management to make judgments in determining what assumptions to use in the calculation. The first step in the process is to identify potential goodwill impairment by comparing the fair value of the reporting unit to its carrying value. If the carrying value is less than fair value, the Company would complete step two in the impairment review process, which measures the amount of goodwill impairment. For 2024 and 2023, The Company stopped after the qualitative assessment as no indicators of impairment were identified.

Intangible Assets, Net

Intangible assets represents the Company’s PCCR balance. PCCR is the identifiable intangible value assigned to customer relationships arising from a business combination that occurred during 2017. The PCCR is amortized on a straight-line basis over its estimated useful life of fifteen years. The Company evaluates the PCCR annually for impairment or more frequently if facts and circumstances indicate the net book value of the asset may not be recoverable. No impairment charges were recognized on the PCCR for the years ended December 31, 2024 and 2023.

Rewards Liability

Some of the Company’s credit card accounts are associated with customer reward programs, which allow the customer to earn rewards that can be redeemed for statement credits, gift cards, cash back or applied against purchases on certain online platforms. The amount of reward that a customer earns varies based on the terms and conditions of the reward program and product. When rewards are earned by a customer, rewards expense is recorded as an offset to interchange income, which is included in interchange fees, net, within non-interest income, with a corresponding increase to the customer rewards liability. The customer rewards liability is computed based on the estimated redemption cost of rewards earned and is reduced as rewards are redeemed. In estimating the customer rewards liability, the Company considers historical redemption and spending behavior, as well as the terms and conditions of the reward programs, among other factors. The Company expects that the majority of rewards earned by customers will eventually be redeemed.

Revenue Recognition

In the ordinary course of business, the Company recognizes interest income, including finance charges, and fees on loans in interest and non-interest income in accordance with the contractual provisions of the loan arrangements.

Finance charges and fees on credit card loans, net of amounts that are considered written-off as uncollectible, are included in loan receivables and revenue when the fees are earned. Annual membership fees are deferred and amortized into income over one year on a straight-line basis. The Company continues to accrue finance charges and fees, net of amounts that are considered written-off as uncollectible, on credit card loans until the account is charged off.

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

Interchange income represents merchant fees and network incentives for credit card transactions processed through interchange networks, net of fees retained by the interchange networks and merchant’s processing bank and is recognized at the time of the transaction. As previously noted, interchange income is also presented net of rewards expense related to customer rewards programs.

Marketing and Advertising Costs

Direct marketing costs, including print, postage, and advertising expenses, are expensed as incurred. In contrast, account acquisition costs paid to internet aggregators and cooperative marketing are considered loan origination costs and are amortized.

Income Taxes

The Company has determined that it is a pass-through entity for federal income tax purposes. As a result, the net taxable income and any related tax credits, for federal income tax purposes, are deemed to pass to its ultimate members and are included in their tax returns. Accordingly, no federal income tax provision has been made in the consolidated financial statements of the Company since the federal income tax is an obligation of the Company’s ultimate members.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, requires that the Company recognize the impact of a tax position that is more likely than not to be disallowed upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Management has reviewed the tax position taken related to the Company’s tax status and federal and state filing requirements as required under ASC 740. Based on this review, management is of the opinion that the Company’s tax position would more likely than not be sustained by examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax benefits. The Company’s federal and state tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examinations by various jurisdictions.

Fair Value Measurements

FASB ASC 820, Fair Value Measurement, establishes a framework for using fair value to measure assets and liabilities, and defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, as opposed to the price that would be paid to acquire the asset, or received to assume the liability. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market.

Fair value measure should reflect the assumptions that market participants would use in pricing the asset or liability, including the assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset, and the value based on inputs the Company uses to derive fair value measurements. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

Level 1 inputs: Quoted market prices (unadjusted) for identical assets or liabilities traded in active markets.

Level 2 inputs: Quoted market prices for similar instruments traded in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market.

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

Level 3 inputs: Unobservable inputs for the asset or liability and rely on management’s own estimates for assumptions that market participants would use in pricing the asset or liability that include option pricing models, discounted cash flow models and similar techniques, but may also include the use of market prices of assets or liabilities that are not directly comparable to the subject asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. See “Note 10. Fair Value of Financial Instruments” for the fair value of the Company’s financial instruments as of December 31, 2024 and December 31, 2023.

Lease Accounting

The Company complies with ASC 842 for lease accounting. All leases are classified as either financing or operating leases at inception date and must be capitalized when longer than 12 months. The leases reporting under the new ASC 842 are required to be recognized both as assets and liabilities. The liability is measured as the present value of lease payments, while the asset is equal to the liability adjusted for certain items such as prepaid rent and lease incentives. The operating lease asset is recorded as the right-of-use asset (ROU asset) and represents the lessee’s right to use the underlying asset while the lease liability represents the lessee’s financial obligation over the length of the lease.

When accounting for an operating lease, the lessee must recognize a single lease cost allocated over the term of the lease, normally on a straight-line basis, and classify all cash payments within operating activities on the cash flow statement. When accounting for finance leases, lessees must recognize interest on the lease liability and amortization of the right-of-use asset in separate line items on the income statement. Also, payments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability within operating activities must be classified on the cash flow statement.

Note 3. Loans

Portfolio Composition

The Company’s loan portfolio is considered to be held for investment.

	December 31, 2024	December 31, 2023
(Dollars in thousands)	Total	Total

Outstanding balance	$3,314,177	$3,243,276
Accrued Finance charges and fees	44,274	43,467
Loan Origination Costs, net	3,994	-
	$3,362,445	$3,286,743

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

Credit Quality

The Company closely monitors economic conditions and loan performance trends to manage and evaluate its exposure to credit risk. Trends in delinquency rates are an indicator of credit risk within the loan portfolio. The table below presents the composition and an aging analysis of the outstanding balance of the loan portfolio as of December 31, 2024 and December 31, 2023.

	December 31, 2024
		31-60	61-90	>90	Total
(Dollars in thousands)	Current	Days	Days	Days	Delinquent	Total
Credit card loans	$3,031,919	$70,215	$54,940	$157,104	$282,259	$3,314,177

Total loans	$3,031,919	$70,215	$54,940	$157,104	$282,259	$3,314,177
% of total loans	91%	2%	2%	5%	9%	100%

	December 31, 2023
		31-60	61-90	>90	Total
(Dollars in thousands)	Current	Days	Days	Days	Delinquent	Total
Credit card loans	$2,957,296	74,552	60,779	150,649	285,979	$3,243,276

Total loans	$2,957,296	$74,552	$60,779	$150,649	$285,979	$3,243,276
% of total loans	91%	2%	2%	5%	9%	100%

Allowance for Credit Losses

The loan portfolio is diversified across over a million accounts in the United States without significant individual exposure. As a result, the Company manages credit on an aggregate basis within each portfolio segment with common risk characteristics. The risks in the portfolio segments correlate to broad economic trends, such as unemployment rates and customer liquidity. The primary indicators the Company assesses in monitoring the credit quality and risk of the portfolio segments are FICO scores, historical delinquency and charge-off trends. With this information, the Company has a third-party run the data through a CECL model to estimate the allowance on its credit card loan portfolio with three different scenarios. The Company then incorporates qualitative factors into the calculation to weigh probabilities of each scenario which results in the allowance amount.

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

The Company’s allowance for credit losses represents management’s best estimate of losses inherent in the loan portfolio as of the consolidated balance sheet date. The table below summarizes changes in the allowance for credit losses for the year ended December 31, 2024 and December 31, 2023:

(Dollars in thousands)	December 31, 2024	December 31, 2023

Loan receivables	$3,362,445	$3,286,743

Allowance for credit losses
Balance, beginning of year respectively	358,679	266,073
Provision for credit losses	521,838	412,619
Cumulative effect from change in accounting principle (CECL)	-	31,045
Charge-offs	(541,862)	(405,558)
Recoveries	49,794	54,500
Balance, end of year	388,449	358,679

Loan receivables, net	$2,973,996	$2,928,064

Net charge-offs of principal are recorded against the allowance for credit losses, as shown in the preceding table. Information regarding net charge-offs of interest and fee income on credit card loans for the years ended December 31, 2024 and December 31, 2023 are as follows:

(Dollars in thousands)	December 31, 2024	December 31, 2023

Interest recognized into income but subsequently charged off, net of recoveries (recorded as a reduction of interest income)
	$94,902	$76,945
Fees recognized into income but subsequently charged-off, net of recoveries (recorded as a reduction of non-interest income)
	$60,721	$53,572

Loans Modified in TDRs

As part of the Company’s loss mitigation efforts to borrowers experiencing financial difficulty, it may provide concessions to minimize its economic loss and improve collectability. Modifications typically involve placing the respective borrower on a fixed payment plan, at a reduced interest rate. The Company offers multiple plans that are considered loans modified:

Plan 1: A 60-month fixed payment plan at an annual interest rate of 0.00%. During the duration of the plan, late and returned payment fees are waived and available credit on the account is revoked.

Plan 2: A 60-month fixed plan at an annual interest rate of 5.90%. During the duration of the plan, late and returned payment fees are waived and available credit on the account is revoked.

Plan 3:  A fixed plan with a duration of 6 or 12 months, based on the length of the customers hardship, at an annual interest rate of 8.90%.  During the duration of the plan late and returned payment fees are waived and available credit on the account is suspended.  Upon successful completion of the plan customers are eligible to have their available credit reinstated.

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

The following table presents the amortized cost basis of loans that were modified subsequent to origination during the years ending December 31, 2024 and December 31, 2023:

Amortized cost basis of loans modified
(Dollars in thousands)
Year ended	December 31, 2024		December 31, 2023

	Pre-modification amortized cost basis	Post-modification amortized cost basis	Pre-modification amortized cost basis	Post-modification amortized cost basis

Interest Rate Reductions	$5,130	$4,070	$3,101	$2,462

The following table presents the Company’s financial effect of loan modifications that occurred during the years ending December 31, 2024 and December 31, 2023.

	Financial Effect of loans modified during the 12 month period

	Year ended	December 31, 2024	December 31, 2023

a	Interest Rate Reductions
	Initial Rate	31.42	31.65
	Revised Rate	6.17	6.38

a	Weighted average used

The following table presents the Company’s loans that were modified and had a payment default during the years ending December 31, 2024 and December 31, 2023.

Defaulted TDRs
(Dollars in thousands)
Year ended	December 31, 2024		December 31, 2023
	Amortized Cost	Charge-off amount	Amortized Cost	Charge-off amount

Interest Rate Reductions	$15	$13	$13	$12

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

Note 4. Borrowings

The following table summarizes the Company’s outstanding borrowings as of December 31, 2024 and December 31, 2023:

The following table summarizes the Company's total outstanding debt as of December 31, 2024:

(Dollars in thousands)	Stated Interest Rates			Weighted Average Interest Rate	Credit Card Collateral Amount	Principal
Borrowings
Term notes	1.54%	-	17.76%	8.31%	$3,266,483	$2,675,000
Variable funding notes	1.75%	-	14.44%	9.46%	247,914	226,000
Unsecured Debt			2.14%	2.14%	-	917.45
Total borrowings, gross					3,514,397	2,901,917
Unamortized debt discount						(94)
Unamortized debt issuance costs						(14,329)
Total borrowings, net						$2,887,494

The following table summarizes the Company's total outstanding debt as of December 31, 2023:

(Dollars in thousands)	Stated Interest Rates			Weighted Average Interest Rate	Credit Card Collateral Amount	Principal
Borrowings
Term notes	1.54%	-	17.76%	7.40%	$3,266,483	$2,114,580
Variable funding notes	1.75%	-	14.44%	8.96%	247,914	710,662
Unsecured Debt			2.14%	2.14%	-	1,010
Total borrowings, gross					3,514,397	2,826,252
Unamortized debt discount						(1,234)
Unamortized debt issuance costs						(15,889)
Total borrowings, net						$2,809,129

During 2023 and 2024, the Company executed multiple financing transactions as part of its ongoing debt management strategy. In February of 2023, the Company paid off its 2021-1 master trust series and closed a term series master trust transaction in the amount of $975m. The Company also refinanced its 2021 VFN-1 note in the same month in the amount of $375m. On January 31, 2024, the Company entered into a new 2024 term loan series (MFCCMT 2024-1) for $750m and a second 2024 term loan (MFCCMT 2024-2) on June 21, 2024 for $700 million. Subsequently, on October 7, 2024, the Company closed on a Variable Funding Note (VFN) under the 2024 series for $120 million, and on October 31, 2024, added a third 2024 term loan for $250 million. These transactions reflect the Company’s proactive approach to managing its debt obligations by refinancing and reducing outstanding balances under various MFCCMT series.

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

Term notes include the MFCCMT 2023-1 series (February 2023), MFCCMT 2024-1 series (January 2024), MFCCMT 2024-2 (June 2024), and MFCCMT 2024-A (October 2024). Variable Funding Notes include the MFCCMT 2021-VFN1 Series (March 2021), MFCCMT 2021-VFN2 Series (September 2021), MFCCMT 2022-VFN1 Series (October 2022), and MFCCMT 2024-1 Series (October 2024). The MFCCMT 2022-1 Series (March 2021), MFCCMT 2022-1 Series (August 2022), MFCCMT 2022-3 Series (November 2022) and the MFCCMT 2022-VFN 1 Series were redeemed in 2024. The borrowings are included in the table above. The MFCCMT notes are secured via $3.1 billion of credit card loan collateral as of December 31, 2024 and $3.5 billion of credit card collateral as of December 31, 2023.

The Company pays unused commitment fees on its VFNs for each interest period occurring during the revolving period calculated using the average utilization for each interest period. The Company paid commitment fees of $7.54 million during 2024 and $6.06 million during 2023, which is recorded as an interest expense on the Statements of Operations.

As of December 31, 2024, certain borrowings are due in subsequent fiscal years as follows:

Year Ending	Principal
December 31,	(In thousands)
2025	$719,667
2026	1,403,083
2027	775,000
2028	4,167
2029	-
2030 and thereafter	-
Total	$2,901,917

The repayments in the maturity date table above are based on minimum required contractual payments that begin when the controlled amortization period commences for the respective classes of MFCCMT 2023-1, MFCCMT 2024-1, MFCCMT 2024-2, and MFCCMT 2024-A to the extent that such debt is not refinanced. The Company intends to refinance or repay the borrowings prior to fully amortizing. These figures do not include payments on excess collateral collected and assume there is no change to drawn amounts on the 2021 VFN1 and VFN2, 2022 VFN1, and the 2024 VFN1.

Restrictive Covenants

The Company's borrowings contain customary representations and warranties relating to certain of its subsidiaries. The borrowings also contain certain affirmative and negative covenants including negative covenants that limit or restrict, among other things, liens, indebtedness, investments and acquisitions, mergers and fundamental changes, asset sales, restricted payments, changes in the nature of business, transactions with affiliates, and other matters customarily restricted in such agreements. The borrowing also contains certain financial covenants primarily focused on liquidity and tangible equity. The Company was in compliance with its contractual covenants as of December 31, 2024 and December 31, 2023.

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

Note 5. Software, Net

Software, net, consisted of the following at December 31, 2024 and December 31, 2023:

(Dollars in thousands)	December 31, 2024	December 31, 2023
Software development costs	$22,675	$20,670
Less: Accumulated depreciation and amortization	(8,355)	(8,060)
Total software, net	$14,320	$12,610

Depreciation and amortization expense totaled $5.66 million for the year ended December 31, 2024 and $5.68 million for the year ended December 31, 2023, which is recorded as an other expense on the Statements of Operations.

Note 6. Intangible Assets, Net

Intangible assets, net consisted of the following at December 31, 2024 and December 31, 2023.

(Dollars in thousands)	December 31, 2024	December 31, 2023
PCCR, gross	$59,592	$59,592
Less: Accumulated amortization	(28,472)	(24,499)
Intangibles, Net	$31,120	$35,093

Amortization expense on PCCR for the years ended December 31, 2024 and December 31, 2023 each was $4.0 million.

The following table summarizes the estimated future amortization expense on the Company’s intangible assets as of December 31, 2024:

Year Ending
December 31, (In thousands)	PCCR

2025	3,973
2026	3,973
2027	3,973
2028	3,973
2029	3,973
Thereafter	11,256
Total	$31,120

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

Note 7. Defined Contribution and Incentive Plans

The Company has a 401(k) retirement plan (the “Plan”) covering all employees meeting certain eligibility requirements. Participants in the Plan may contribute up to the maximum amount, as defined by law, of their compensation. The Company makes certain matching contributions on an annual basis to the Plan. The Company’s contribution to the Plan was $1,510,000 for the year ended December 31, 2024 and $1,430,000 for the year ended December 31, 2023, presented as part of compensation expense on the Consolidated Statements of Operations.

Note 8. Members’ Equity

As of December 31, 2024 and December 31, 2023, the Company had 1,000 common units issued and outstanding. All units are owned by the Company’s direct parent, Mercury Financial Intermediate LLC.

Note 9. Fair Value of Financial Instruments

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of the Company's short-term financial instruments such as cash and cash equivalents, restricted cash, and accrued interest payable approximate their carrying value on the Consolidated Balance Sheets.

Loan receivables, net

The Company determined the fair value of its loans receivables, net by discounting both principal and interest cash flows expected to be collected using a discount rate commensurate with the risk that the Company believes a market participant would consider in determining fair value.

Rewards liability

The Company determined the fair value of its rewards liability by discounting the liability using a discount rate commensurate with the risk that the Company believes a market participant would consider in determining fair value. The Company estimated future redemptions on the existing liability based on historical loan attrition.

The following table presents (in thousands) the carrying value and estimated fair value, including the level within the fair value hierarchy, of the Company's remaining financial instruments that are not measured at fair value on a recurring basis in the Consolidated Balance Sheets as of December 31, 2024 and December 31, 2023.

December 31, 2024		Estimated Fair Value
	Carrying Value	Level 1	Level 2	Level 3

Financial assets:
Loan receivables, Gross	$3,330,319	$-	$-	$3,318,823

Financial liabilities:
Rewards liability	38,420	-	-	32,632

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

December 31, 2023		Estimated Fair Value
	Carrying Value	Level 1	Level 2	Level 3

Financial assets:
Loan receivables, Gross	$3,245,212	$-	$-	$3,318,823

Financial liabilities:
Rewards liability	39,359	-	-	32,632

The carrying value of the financial assets represents gross loan receivables less accrued finance charges and fees and customer report fraud.

Note 10. Commitments and Contingencies

Commitments to Lend

As of December 31, 2024 and December 31, 2023, the Company’s had open credit card loan commitments of $4,038,055,065 and $3,043,970,120, respectively. These commitments are not legally binding, and the Company does not anticipate that all of its credit card customers will access their entire available line at any point in time. According, no allowance for credit losses has been accrued for unfunded loan commitments.

Operating Leases

The Company leases certain office space and equipment under non-cancellable operating leases, with expirations through November 2028. The Company is currently entered into two lease agreements, one in Wilmington, DE, and the second in Austin, TX. The lease agreement in Wilmington commenced on April 1, 2020 and ends January 31, 2025, with a renewed lease beginning on February 1, 2025 and ending January 31, 2028. The agreement in Austin commenced on February 1, 2021 and ends on November 30, 2026. Lease expenses for the years ended December 31, 2024 and December 31, 2023 totaled $1,117,583 and $1,183,967, respectively.

Year ended	December 31, 2024	December 31, 2024
Amortization of ROU Assets	$1,117,583	$1,117,583
Short-term Lease Cost	-	66,384
Total Lease Cost	$1,117,583	$1,183,967

Mercury Financial LLC
Notes to Consolidated Financial Statements – Continued
December 31, 2024

Future minimum rental commitments as of December 31, 2024 for all non-cancellable operating leases with initial or remaining terms of one year or more are:

Year Ending December 31,	Estimated Future Minimum Rental Commitments
2025	$1,197,302
2026	$1,148,519
2027	$532,193
2028	$44,349
Total	$2,922,363

General Litigation

The Company is subject to legal proceedings and claims in the ordinary course of business. Management of the Company believes that final disposition of such matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, cash flows or liquidity.

Note 11. Subsequent Events

The Company evaluated, for recognition and disclosure, all events or transactions that occurred after December 31, 2024, through November 28, 2025, which is the date these consolidated financial statements were available to be issued, and determined that there have not been any events that have occurred that would require adjustments to, or disclosures in, the consolidated financial statements, except the following:

On February 7, 2025, the Company closed its fifth Term Series master trust transaction, issuing $500 million in Class A and Class B notes priced at a monthly floating rate. The new Term Series has a stated maturity date of May 2026. In connection with this transaction, the MFCCMT 2023-1 series was paid down and redeemed in full at $979.2 million, utilizing proceeds from the new Term Series and $448 million of variable funding note (VFN) advances from the 2021, 2022, and 2024 series.

On March 29, 2025, the Company completed a $34.6 million portfolio acquisition of Best Western branded credit card receivables and accounts.

In 2025, the Company received an additional $5.0 million (February 29th), $12.5 million (March 31st) and $25 million (April 10th) of capital from Mercury Financial Intermediate LLC, its parent. In July 2025, there was $14 million of draws on MFCCMT 2022-VFN1 and $13.6 million of draws on MFCCMT 2024-VFN1.

In June 2025, the Company paid $5.75 million as the gross settlement amount to settle a lawsuit in the U.S. District Court for the District of Maryland upon which the Company recognized the related loss on settlement.

On September 11, 2025, Mercury Financial LLC was acquired by Atlanticus Holding Corporation (“Atlanticus”). The transaction represents a change in ownership and control of the Company.

On October 30, 2025, the MFCCMT 2024-A term series was paid off in full ($250 million) using $235 million from draws on the various VFNs and $15 million from operating cash.